Exhibit 99.1

 Coach Reports First Quarter Earnings of $0.41, up 32% on a 28% Sales Increase

               Maintains FY08 Guidance at $2.06; Up 22% from FY07

     NEW YORK--(BUSINESS WIRE)--Oct. 23, 2007--Coach, Inc. (NYSE: COH), a leading marketer of modern classic American accessories, today announced an increase of 32% in earnings per diluted share on a continuing operations basis to $0.41 for its first fiscal quarter ended September 29, 2007, up from $0.31 per diluted share a year ago. This substantial increase in earnings from the prior year's first quarter reflected a 28% gain in net sales combined with operating margin improvement.

     In the first quarter, net sales were $677 million compared with the $529 million reported in the same period of the prior year. Net income rose 34% to $155 million, or $0.41 per diluted share, compared with $115 million, or $0.31 per diluted share in the prior year.

     Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc., said, "Our excellent quarterly performance against a weakening retail landscape reflects the strength of our brand and consumers' embrace of our new products and categories. Within our own stores, it is also reflective of our ability to execute service initiatives to drive conversion improvements."

     "While we're well positioned for the holiday season, we are however concerned with recent traffic trends in our North American retail stores reflecting the retail environment and the unusually difficult comparisons with last year. Thus, we believe it's prudent to be more conservative in our comparable store sales guidance for the balance of the fiscal year. At the same time, it's important to underscore our overall continuing positive outlook including the delivery of a 20% revenue gain in this holiday quarter."

     "Given the vitality of the Coach brand, category strength and our diversified multi-channel, international business model, we're confident that the sales and earnings guidance for the year, originally provided in July, can still be achieved. In addition, our ability to act quickly and nimbly to curb spending during a period of uncertain sales trends will ensure continued expense leverage."

     For the first fiscal quarter, operating income totaled $239 million, up 32% from the $181 million reported in the comparable year ago period, while operating margin rose to 35.3%, a 120 basis point improvement from the 34.1% reported for the prior year. During the quarter, gross profit rose 28% to $518 million from $406 million a year ago. Gross margin was 76.6% versus 76.7% a year ago. SG&A expenses as a percentage of net sales declined 130 basis points to 41.3%, compared to the 42.6% reported in the year-ago quarter.

     First fiscal quarter sales results in each of Coach's primary channels of distribution grew as follows:

     -- Direct-to-consumer sales increased 26% to $508 million from $404 million last year. U.S. comparable store sales for the quarter rose 19.3%, with retail stores up 10.8% and factory store sales up 27.3%. In Japan, sales rose 17% on a constant-currency basis, while dollar sales rose 15% adjusted for a weaker yen. As projected, comparable location sales in Japan rose at a low-single-digit rate for the quarter.

     -- Indirect sales increased 35% to $169 million in the first quarter from the $125 million reported for the prior year. Coach enjoyed excellent gains at POS for all indirect businesses, notably U.S. department stores.

     During the first quarter of fiscal 2008, the company opened 13 retail stores and three factory stores in North America, bringing the total to 272 retail stores and 96 factory stores as of September 29, 2007. In addition, nine retail stores and four factory stores were expanded. In Japan, Coach opened four locations and expanded one, taking the total to 146 at the end of the quarter.

     Mr. Frankfort continued, "Our first quarter results were fueled by innovative transitional and new fall product. Each of our monthly introductions was well received, starting in July with Chelsea, in a tiered offering. This was followed by Hamptons and Legacy in August, and by a fresh group of belted Ergo silhouettes in September. Also in September, our jewelry assortment was expanded and was introduced into an all-store distribution. During October, we successfully introduced Bleecker, our first new major lifestyle collection of fiscal 2008. This collection, which was inspired by Coach's heritage, is anchored by a new version of our iconic duffle sac."

     "For Holiday, our Bleecker collection will remain a key focus, along with our best-selling Carly handbag group, in multiple fabrics and colors. In addition, a compelling assortment of handbags priced over $400, our fastest-growing price segment, will be important in attracting the higher-end consumer. Rounding out our holiday offering will be jewelry, fragrance and a wide variety of gifts priced under $100."

     "As mentioned, we have recently experienced weak traffic trends in our U.S. retail stores, especially during the last several weeks. Importantly however, improvements in conversion are offsetting these trends. In addition, our new retail store volumes continue to surpass our initial projections both in existing markets, such as Glendale, Arizona and in new markets, such as Rochester, Minnesota."

     "Although our Holiday quarter sales are back-end loaded, we believe that it's appropriate to target comparable store sales of low single digits for our North American retail stores, while we believe that our factory stores will generate comps at least in the mid-teens, given the relative strength of traffic in premium outlet centers."

     For the fiscal year 2008 the company expects to generate sales of about $3.17 billion, an increase of over 21% from prior year, and earnings per diluted share of about $2.06, representing an increase of about 22%. The company estimates second fiscal quarter sales of about $970 million, representing a year-over-year increase of about 20% and earnings per diluted share of $0.68.

     The company also announced that during the first fiscal quarter, it repurchased and retired three million shares of its common stock at an average cost of $43.72. At the end of the period, $368 million was available under the company's current repurchase authorization.

     Coach will host a conference call to review first fiscal quarter results at 8:30 a.m. (ET) today, October 23, 2007. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 and asking for the Coach earnings call led by Andrea Shaw Resnick, SVP of Investor Relations & Corporate Communications. A telephone replay will be available starting at 12:00 noon today, for a period of five business days. The number to call is 1-866-352-7723. A webcast replay of this call will be available for five business days on the Coach website.

     Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, women's and men's small leathergoods, business cases, weekend and travel accessories, footwear, watches, outerwear, scarves, sunwear, fragrance, jewelry and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, through the Coach catalog in the U.S. by calling 1-800-223-8647 and through Coach's website at www.coach.com. Coach's shares are traded on the New York Stock Exchange under the symbol COH.

     This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," "estimate," "are positioned to," "continue," "project," "guidance," "target," "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach's latest Annual Report on Form 10-K for a complete list of risk factors.


                              COACH, INC.
 ---------------------------------------------------------------------
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 ---------------------------------------------------------------------
   For the Quarters Ended September 29, 2007 and September 30, 2006
 ---------------------------------------------------------------------
                 (in thousands, except per share data)
 ---------------------------------------------------------------------
                              (unaudited)
 ---------------------------------------------------------------------

                                                 QUARTER ENDED
                                          ----------------------------
                                          September 29, September 30,
                                              2007           2006
                                          ------------- --------------

 Net sales                                    $ 676,718      $ 529,421

 Cost of sales                                  158,497        123,416
                                          ------------- --------------

   Gross profit                                 518,221        406,005

 Selling, general and
   administrative expenses                      279,463        225,351
                                          ------------- --------------

   Operating income                             238,758        180,654

 Interest income, net                            14,996          6,589
                                          ------------- --------------

 Income before provision for income taxes
   and discontinued operations                  253,754        187,243

 Provision for income taxes                      98,968         72,004
                                          ------------- --------------

   Income from continuing operations            154,786        115,239

   Income from discontinued operations,
    net of income taxes                              20         10,377

                                          ------------- --------------
 Net income                                   $ 154,806      $ 125,616
                                          ============= ==============


 Net income per share

   Basic

    Continuing operations                     $    0.42      $    0.31

    Discontinued operations                        0.00           0.03
                                          ------------- --------------

 Net income                                   $    0.42      $    0.34
                                          ============= ==============


   Diluted

    Continuing operations                     $    0.41      $    0.31

    Discontinued operations                        0.00           0.03
                                          ------------- --------------

 Net income                                   $    0.41      $    0.34
                                          ============= ==============

 Shares used in computing
    net income per share

   Basic                                        372,186        368,171
                                          ============= ==============

   Diluted                                      379,285        373,672
                                          ============= ==============


                             COACH, INC.
----------------------------------------------------------------------
                CONDENSED CONSOLIDATED BALANCE SHEETS
----------------------------------------------------------------------
     At September 29, 2007, June 30, 2007 and September 30, 2006
----------------------------------------------------------------------
                            (in thousands)
----------------------------------------------------------------------

                                    September    June 30,  September
                                        29,                    30,
                                       2007        2007       2006
                                    ----------- ---------- -----------
ASSETS                              (unaudited)            (unaudited)

Cash, cash equivalents and short
 term investments                    $1,235,356 $1,185,816  $  456,333
Receivables                             148,942    107,814     118,082
Inventories                             363,049    291,192     300,855
Other current assets                    138,550    155,374     148,137
                                    ----------- ---------- -----------

  Total current assets                1,885,897  1,740,196   1,023,407

Property and equipment, net             400,807    368,461     320,996
Other noncurrent assets                 390,183    340,855     332,097
                                    ----------- ---------- -----------

  Total assets                       $2,676,887 $2,449,512  $1,676,500
                                    =========== ========== ===========

LIABILITIES AND STOCKHOLDERS'
 EQUITY

Accounts payable                     $   95,438 $  109,309  $   86,173
Accrued liabilities                     308,092    298,452     301,155
Subsidiary credit facilities                  -          -       7,380
Current portion of long-term debt           285        235         235
                                    ----------- ---------- -----------

  Total current liabilities             403,815    407,996     394,943

Long-term debt                            2,580      2,865       2,865
Other liabilities                       268,493    128,297      86,580

Stockholders' equity                  2,001,999  1,910,354   1,192,112
                                    ----------- ---------- -----------

  Total liabilities and
   stockholders' equity              $2,676,887 $2,449,512  $1,676,500
                                    =========== ========== ===========


     CONTACT: Coach, Inc.
              Analysts & Media:
              Andrea Shaw Resnick, 212-629-2618
              SVP Investor Relations & Corporate Communications